Exhibit 15.1

August 9, 2016

The Shareholders and Board of Directors of

Crawford & Company

We are aware of the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Crawford & Company 2016 Omnibus Stock and Incentive Plan and the Crawford & Company 2016 Employee Stock Purchase Plan of our reports dated May 9, 2016, and August 8, 2016 relating to the unaudited condensed consolidated interim financial statements of Crawford & Company that are included in its Forms 10-Q for the quarters ended March 31, 2016 and June 30, 2016.

/s/ Ernst & Young LLP

Atlanta, Georgia